                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the registrant /x/
Filed by a party other than the registrant / /

Check the appropriate box:

/ / Preliminary proxy statement
/ / Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/x/ Definitive proxy statement
/ / Definitive additional materials
/ / Soliciting material pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          American Exploration Company
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/x/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)    Title of each class of securities to which transaction applies:
   (2)    Aggregate number of securities to which transaction applies:
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
   (4)    Proposed maximum aggregate value of transaction:
   (5)    Total fee paid:


/ /   Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)    Amount previously paid:
   (2)    Form, Schedule or Registration Statement no.:
   (3)    Filing party:
   (4)    Date filed:

                          AMERICAN EXPLORATION COMPANY




                                 April 18, 1997





Dear Fellow Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of American Exploration Company ("American") to be held at 10:00 a.m. on Wednesday, May 21, 1997 at the Doubletree Hotel, 400 Dallas, Houston, Texas.

    At the meeting, you will be asked to consider and vote upon (1) the election of ten directors; (2) the approval of the appointment of American's independent public accountants; and (3) such other business as may properly come before the meeting or any adjournment thereof.

    We hope you will find it convenient to attend in person. Whether or not you expect to attend, to assure representation at the meeting and the presence of a quorum, please date, sign and promptly mail the enclosed proxy in the return envelope provided.

    A copy of American's 1996 Annual Report to Stockholders is also enclosed.



                                                Sincerely,



                                                /s/ MARK ANDREWS
                                                -----------------------------
                                                Mark Andrews
                                                Chairman of the Board
                                                   and Chief Executive Officer

                          AMERICAN EXPLORATION COMPANY

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 21, 1997




TO THE STOCKHOLDERS OF
AMERICAN EXPLORATION COMPANY:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of American Exploration Company ("American") will be held at the Doubletree Hotel, 400 Dallas, Houston, Texas on Wednesday, May 21, 1997 at 10:00 a.m. for the following purposes:

    (1) to elect ten members to the Board of Directors for the ensuing year;

    (2) to approve the appointment of Arthur Andersen LLP as independent public accountants of American for 1997; and

    (3) to transact such other business as may properly come before the meeting.

    American has fixed the close of business on March 24, 1997 as the record date for determining stockholders entitled to notice of, and to vote at, such meeting or any adjournment thereof.

    You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                             By Order of the
                                             Board of Directors



                                             /s/ T. FRANK MURPHY
                                             --------------------------------
                                             T. Frank Murphy
                                             Secretary
April 18, 1997
1331 Lamar
Houston, TX  77010-3088

                          AMERICAN EXPLORATION COMPANY

                             1331 LAMAR, SUITE 900
                           HOUSTON, TEXAS  77010-3088
                                 (713) 756-6000

                            --------------------

                                PROXY STATEMENT

                            --------------------

    The accompanying proxy is solicited by the Board of Directors of American Exploration Company ("American" or the "Company"), a Delaware corporation, to be voted at the Annual Meeting of Stockholders of American to be held on Wednesday, May 21, 1997 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and at any adjournment thereof.

    This proxy statement and the accompanying proxy card are being mailed to stockholders on or about April 18, 1997. In addition to the solicitation of proxies by mail, regular officers and employees of American may solicit the return of proxies by mail, telephone, telegram or personal contact. American will pay the cost of soliciting proxies in the accompanying form. American will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock. American has retained Morrow & Co. to perform solicitation services in connection with this proxy statement. For such services, Morrow & Co. will receive a fee of up to $10,000 and will be reimbursed for certain out-of-pocket expenses and indemnified against certain liabilities incurred in connection with this proxy solicitation.

VOTING

    Holders of the Company's Common Stock, $.05 par value per share (the "Common Stock"), and the Depositary Shares ("Depositary Shares"), each representing a 1/200 interest in a share of $450 Cumulative Convertible Preferred Stock, Series C ("Convertible Preferred Stock") of American, as of March 24, 1997, the record date for determining persons entitled to notice of, and to vote at, the Annual Meeting, are entitled to vote on all matters at the Annual Meeting. Each share of Common Stock entitles the holder to one vote, and each Depositary Share entitles the holder to 1.6667 votes (the number of shares of Common Stock into which a Depositary Share may be converted upon regular conversion at the current conversion price of $15.00 per share), on each matter submitted to a vote of the stockholders. The holders of shares representing a majority of the votes of the issued and outstanding stock and entitled to vote, present in person or represented by proxy, constitute a quorum for the meeting. As of February 28, 1997, American had outstanding and entitled to vote 15,695,008 shares of Common Stock and 800,000 Depositary Shares convertible into 1,333,333 shares of Common Stock.

    All duly executed proxies received prior to the Annual Meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in the proxy, the shares represented thereby will be voted by the persons named in the proxy, to the extent applicable, (1) for the election as a director of each nominee listed herein; (2) for the appointment of Arthur Andersen LLP as independent public accountants of American for 1997; and (3) in the discretion of such persons in connection with any other business that may properly come before the meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering written notice of revocation to the Secretary of American or by delivering a properly executed proxy bearing a later date. Proxies indicating stockholder abstentions will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter and, therefore, except in the case of director elections, will have the same effect as a vote against the matter. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees that are represented at a meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter and will not be included for purposes of determining the aggregate voting power or number of votes cast at the Annual Meeting. A stockholder who attends the Annual Meeting may, if he or she wishes, vote by ballot at the Annual Meeting and such vote will cancel any proxy previously given. Attendance at the Annual Meeting will not in itself, however, constitute the revocation of a proxy.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

    It is intended that the persons named below will be placed in nomination for election as directors at the Annual Meeting and that persons named in the proxy will vote in favor of such nominees unless authority to vote in the election of directors is withheld. The terms of office of the directors will be until the next annual meeting of stockholders and until their successors are elected and qualified. The persons named in the proxy may act with discretionary authority in the event any nominee should become unavailable for election, although management is not aware of any circumstances likely to render any nominee unavailable or unable to continue to serve. Each of the nominees is a current director of American. The affirmative vote of a plurality of the total votes cast is required for the election of directors.

                 NAMES AND BUSINESS EXPERIENCE OF THE NOMINEES

                                                                                                    Director
Name                            Principal Occupation During Past Five Years                 Age      Since
----                            --------------------------------------------                ---     --------
Mark Andrews                    Chairman of the Board and Chief Executive Officer           46        1980
                                of American (1)

Harry W. Colmery, Jr.           Vice President, Capital Guardian Trust Company              73        1990
                                of Los Angeles (2)

Irvin K. Culpepper, Jr.         Vice President, Kelso & Company, a merchant                 48        1989
                                banking firm engaged in the leveraged buyout
                                business (3)

Walter J.P. Curley, Jr.         Venture capital investments (4)                             74        1993

Robert M. Danos                 Petroleum Consultant (5)                                    67        1996

Phillip Frost, M.D.             Chairman of the Board and Chief Executive Officer           60        1983
                                of IVAX Corporation, a pharmaceutical, medical
                                diagnostic and specialty chemical company (6)

Peter G. Gerry                  Managing Director of Sycamore Management                    51        1983
                                Corporation, an investment management firm (7)

H. Phipps Hoffstot, III         Private investor (8)                                        40        1983

John H. Moore                   Petroleum consultant (9)                                    71        1989

Peter P. Nitze                  Chairman of Nitze-Stagen & Company, Inc., a real            61        1983
                                estate and financial consulting firm (10)

(1)     Mr. Andrews is also a director of IVAX Corporation.

(2) Mr. Colmery has been Vice President of Capital Guardian Trust Company of Los Angeles since 1986. Mr. Colmery is also a director of Clayton Industries and is a director of California Hydroform.

(3) Mr. Culpepper joined Kelso & Company in 1988. From 1986 to 1988, he was Vice President in charge of Private Finance for New York Life Insurance Company. Mr. Culpepper is also a director of Pepper Co., Inc. and is a director of the New York City Industrial Development Agency.

(4) Ambassador Curley was Ambassador to France from 1988 to 1992 and Ambassador to Ireland from 1974 to 1977. He is Principal of W.J.P. Curley, a venture capital company. After serving as Ambassador to France, Ambassador Curley was reappointed a director of American in March 1993, having previously served as a director of American from 1982 to 1988. Ambassador Curley is also a director of Sothebys Inc. and France Growth Fund, an advisory director to Paribas International and Trustee of the Frick Collection in New York City.

(5) Mr. Danos was President of Plains Petroleum Company from October 1994 to January 1995, and was a director from 1989 to January 1995. From January 1989 to October 1994, Mr. Danos served as President and Chief Operating Officer of Plains Petroleum Operating Company.

(6) Dr. Frost has been Chairman of the Board and Chief Executive Officer of IVAX Corporation since March 1987. He is the Vice Chairman of the Board of Directors of North American Vaccine, Inc. Dr. Frost was also Chairman of the Department of Dermatology of Mount Sinai Medical Center of Greater Miami from 1972 to 1990. He is also a director of NAPRO Biotherapeutics, Inc. and Northrop Grumman Corporation. Dr. Frost is the Chairman of the Board of Directors for Whitman Education Group, Inc. and the Vice Chairman of the Board of Directors for Continu-Care Corp. and Pan Am Corp. Dr. Frost is a trustee of the University of Miami and a governor of the American Stock Exchange.

(7) Mr. Gerry is a former President of Citicorp Venture Capital Ltd. and director of Pond Hill Homes, Ltd.

(8) Mr. Hoffstot is also Chief Financial Officer of Pittsburgh History & Landmarks Foundation and subsidiaries.

(9) Mr. Moore was Chairman of the Board and Chief Executive Officer of Ladd Petroleum Corporation from 1986 to 1988. He is also a former director of First Interstate Bank of Denver and is a former director of General Atlantic Resources.

(10) Mr. Nitze is also a Chairman of Nitze, Stagen & Co., Inc. (New York and Washington).

COMPENSATION OF DIRECTORS

  Each director, other than Mr. Andrews, received compensation of $10,000 per year payable quarterly for his services as a member of the Board of Directors. In addition, each director, other than Mr. Andrews, receives $1,000 for each Board or Committee meeting attended and is reimbursed for certain expenses incurred in attending meetings of the Board of Directors and Committees thereof. Each Committee chairman, other than the chairman of the Nominating Committee, also receives $10,000 per year payable quarterly.

  In addition, each director, other than Mr. Andrews, receives an initial award of options to purchase 2,500 shares of Common Stock in his initial year of service, and receives annual awards of options to purchase 500 shares of Common Stock, pursuant to the 1994 Stock Compensation Plan (the "1994 Plan") for as long as he remains a director.

BOARD ORGANIZATION AND MEETINGS

  The Board of Directors of American has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee. During 1996, the Executive Committee was composed of Messrs. Andrews, Culpepper, Curley, Moore and Nitze. The function of this Committee is to exercise all the powers and authority of the Board of Directors during the intervals between the meetings of the Board, except to the extent that such authority is limited by law. In 1996, the Executive Committee held two meetings.

  During 1996, the Audit Committee was composed of Messrs. Nitze, Gerry and Moore. The Committee's function is to recommend to the Board of Directors the independent public accountants to be employed by American; to confer with the independent public accountants concerning the scope of their audit and, on completion of their audit, to review the accountants' findings and recommendations; and to review the adequacy of American's system of internal accounting controls. In 1996, the Audit Committee held four meetings.

  During 1996, the Compensation Committee was composed of Messrs. Culpepper, Colmery and Moore. The Committee's duties are to approve the compensation of the officers of the Company; review the Company's salary administration policies; review the Company's Stock Compensation Plan (the "1983 Plan"), 401(k) Plan, Phantom Stock Plan ("Phantom Plan"), 1994 Plan and other compensation plans; select trustees and administrators for such plans; and, to the extent not otherwise delegated by the Board of Directors or Executive Committee, grant bonuses, options and benefits under such plans and otherwise approve individual transactions between the Company and officers or prospective officers that significantly affect the officers' benefits or compensation. In 1996, the Compensation Committee held five meetings.

  During 1996, the Nominating Committee was composed of Messrs. Nitze, Andrews and Ambassador Curley. This Committee is responsible for recommending to the Board of Directors the nominees for election as directors at the Annual Meeting. The Committee will accept recommendations of nominees for election as directors from stockholders if such recommendations are received in writing by the Secretary of the Company prior to the deadline for stockholder proposals. (See Stockholder Proposals, below.) In 1996, the Nominating Committee acted once by unanimous written consent.

  During 1996, the Board of Directors held nine meetings. No director holding office during 1996, except Messrs. Curley and Frost, attended less than seventy-five percent of the aggregate number of meetings of the Board of Directors and of all Committees of which he was a member.

PRINCIPAL SECURITY HOLDERS

  The following table sets forth certain information with respect to the only persons known by American, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "34 Act"), to own beneficially in excess of 5% of the Common Stock as of February 28, 1997.

                                                     Amount and
                                                      Nature of
                                                     Beneficial         Percent of
Name and Address of Beneficial Owner                Ownership(1)        Class (1)
---------------------------------------            --------------      ----------
General Electric Pension Trust                      1,995,559 (2)         12.5
3003 Summer Street
Stamford, Connecticut 06904

FMR Corp.                                           1,619,100 (3)         10.3
82 Devonshire Street
Boston, Massachusetts 02109

Massachusetts Mutual Life Insurance Company           973,972 (4)          6.1
1295 State Street
Springfield, Massachusetts  01111

UNUM Corporation                                      799,438 (3)          5.1
2211 Congress Street
Portland, Maine  04122


(1) Pursuant to Rule 13d-3(d)(1) under the 34 Act, the table includes shares of Common Stock that can be acquired through the exercise of options, warrants or convertible securities within 60 days. The percent of the class owned by each such person has been computed assuming the exercise of all such options, warrants and convertible securities deemed to be beneficially owned by such person, and assuming that no options, warrants or convertible securities held by any other person have been exercised. Each entity has sole voting power and sole investment power over all shares listed opposite its name.

(2) Includes 333,333 shares issuable upon conversion of Convertible Preferred Stock represented by 200,000 Depositary Shares. Such Depositary Shares represent 25% of the outstanding Convertible Preferred Stock.

(3) Based upon a Schedule 13G, as amended, filed with the Securities and Exchange Commission (the "SEC").

(4) Includes 629,500 shares of Common Stock and 344,472 shares issuable upon exercise of warrants to purchase Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

   The table below sets forth information concerning the shares of Common Stock beneficially owned, as of February 28, 1997, by each director, the Chief Executive Officer and the four other most highly compensated officers who were serving at the end of American's last fiscal year. Pursuant to Rule 13d-3(d)(1) under the 34 Act, the table includes shares of Common Stock that can be acquired through the exercise of options, warrants or convertible securities within 60 days. The percent of the class owned by each such person has been computed assuming the exercise of all such options, warrants and convertible securities deemed to be beneficially owned by such person, and assuming that no options, warrants or convertible securities held by any other person have been exercised. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

                                                Amount and Nature of       Percent
Name of Beneficial Owner                        Beneficial Ownership       of Class
------------------------                      -----------------------      --------
Mark Andrews  . . . . . . . . . . . . . .           318,557  (1)              2.0
Harry W. Colmery, Jr.   . . . . . . . . .             8,526  (2)                *
Irvin K. Culpepper, Jr. . . . . . . . . .             3,500  (2)                *
Walter J.P. Curley, Jr. . . . . . . . . .            14,500  (2)                *
Robert M. Danos . . . . . . . . . . . . .             3,100  (3)                *
Phillip Frost, M.D. . . . . . . . . . . .           242,446  (2)(4)           1.5
Peter G. Gerry  . . . . . . . . . . . . .             4,625  (2)                *
H. Phipps Hoffstot, III . . . . . . . . .            60,113  (2)(5)             *
John H. Moore . . . . . . . . . . . . . .             5,031  (6)                *
Peter P. Nitze  . . . . . . . . . . . . .            43,009  (2)(7)             *
John M. Hogan . . . . . . . . . . . . . .            57,021  (8)                *
Harold M. Korell  . . . . . . . . . . . .            84,119  (9)                *
Robert R. McBride, Jr.  . . . . . . . . .            18,426  (10)               *
Elliott Pew . . . . . . . . . . . . . . .            23,971  (11)               *

All directors and executive officers
 as a group (17 persons)  . . . . . . . .           947,892  (12)             5.9


*  Less than one percent

(1) Includes 57,180 shares held directly or indirectly by Mr. Andrews' children and a company of which Mr. Andrews' wife is a principal shareholder and a director, and as to which shares he disclaims beneficial ownership. Also includes 113,813 shares issuable upon exercise of stock options and 1,638 shares allocated to Mr. Andrews under the 401(k) Plan.

(2)   Includes 3,500 shares issuable upon exercise of stock options.

(3)   Includes 3,000 shares issuable upon exercise of stock options.

(4) Includes 40,000 Depositary Shares (representing 5% of outstanding Convertible Preferred Stock).

(5) Includes 40,113 shares over which Mr. Hoffstot shares investment and voting power and as to which shares he disclaims beneficial ownership.

(6)   Includes 5,031 shares issuable upon exercise of stock options.

(7) Includes 28,842 shares owned by general partnerships of which Mr. Nitze is a general partner and over which he shares voting and investment power and 4,000 Depositary Shares (representing less than 1% of outstanding Convertible Preferred Stock).

(8) Includes 46,625 shares issuable upon exercise of stock options, and 709 shares allocated to Mr. Hogan under the 401(k) Plan.

(9) Includes 1,000 Depositary Shares (representing less than 1% of outstanding Convertible Preferred Stock), 59,125 shares issuable upon exercise of stock options, and 518 shares allocated to Mr. Korell under the 401(k) Plan.

(10) Includes 13,750 shares issuable upon exercise of stock options, and 492 shares allocated to Mr. McBride under the 401(k) Plan.

(11) Includes 17,625 shares issuable upon exercise of stock options, and 533 shares allocated to Mr. Pew under the 401(k) Plan.

(12) These shares include, for all executive officers other than the Chief Executive Officer and the four other most highly compensated officers, 44,925 shares issuable upon exercise of stock options, and 9,784 shares allocated to officers under the 401(k) Plan.

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS (PROPOSAL NO. 2)

  The Board of Directors has appointed, and recommends the approval of the appointment of, Arthur Andersen LLP as independent public accountants of American for 1997. This firm has acted as independent public accountants for American since its incorporation in 1980.

  Representatives of Arthur Andersen LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement if they desire to do so or to respond to appropriate questions raised by stockholders.

  The affirmative vote of a majority of the votes cast by holders of the outstanding shares of Common Stock and the outstanding shares of Convertible Preferred Stock (represented by Depositary Shares) present in person or by proxy and entitled to vote at the Annual Meeting, voting as a single class, is required to approve the appointment of Arthur Andersen LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPOINTMENT OF ARTHUR ANDERSEN LLP (PROPOSAL NO. 2).

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information with respect to the compensation for the years 1996, 1995 and 1994 for American's Chief Executive Officer and the four highest paid executive officers other than the Chief Executive Officer who were serving at the end of American's last fiscal year. All 1994 share amounts and prices are adjusted for the 1995 one-for-ten reverse stock split of the Common Stock.

                                                                      Long Term Compensation
                                                                             Awards
                                                                   ---------------------------
                                                                                  Shares of
                                           Annual Compensation     Restricted    Common Stock
     Name and                            -----------------------     Stock        Underlying          All Other
Principal Position              Year       Salary        Bonus       Awards      Options/SAR's      Compensation (1)
------------------              ----     ----------    ---------    ---------   --------------     ----------------
Mark Andrews                    1996      $309,984     $235,000        None      78,850  (2)       $   6,656
Chairman and                    1995       286,662      200,000        None     120,000  (3)           6,900
Chief Executive Officer         1994       270,000       75,000        None        None              210,316

John M. Hogan                   1996       210,000      100,000        None     100,000  (2)           1,050
Senior Vice President and       1995       189,583      100,000        None      20,000  (3)           1,050
Chief Financial Officer         1994       175,000       65,000        None        None                5,437

Harold M. Korell(4)             1996       220,000      100,000        None      70,000  (2)           1,050
Senior Vice President -         1995       202,500      100,000        None      60,000  (3)           1,050
Production                      1994       190,000       50,000        None        None                5,437

Robert R. McBride, Jr.          1996       140,000       65,000        None      35,000  (2)          10,841
Vice President - Gulf of        1995       140,000       35,000        None      10,000  (3)           1,050
Mexico Region and               1994       140,000       30,000        None        None                2,261
Chief Engineer

Elliott Pew(5)                  1996       140,500       65,000        None      35,000  (2)           1,050
Vice President - Gulf Coast     1995       140,500       35,000        None      10,000  (3)           1,050
Region and Chief                1994       140,500       30,000        None        None                2,512
Explorationist

(1) All other compensation for 1996 consisted of the following: (i) Company contributions to the 401(k) Plan of $1,050 for each of the named officers; (ii) Company-paid life insurance premiums for Mr. Andrews of $5,606; and (iii) gain on exercise of stock options for Mr. McBride of $9,791.

(2)    Amounts represent options granted under the 1983 and 1994 Plans.

(3) Amounts represent options granted under the 1994 Plan which was approved by stockholders at the 1995 Annual Meeting. The numbers of options
       granted under the 1994 Plan were as follows:   Mr. Andrews - 40,000
       shares; Mr. Hogan - 20,000 shares; Mr. Korell - 20,000 shares; Mr. McBride - 10,000 shares; and Mr. Pew - 10,000 shares. In addition, Mr. Andrews was permitted to purchase up to 10,000 shares of Common Stock, the purchase of which would provide options with a $12.50 exercise price at a rate of eight options for each share of Common Stock purchased during a specified period. Mr. Andrews has purchased the full 10,000 shares. In addition, Mr. Hogan and Mr. Korell were each permitted to purchase up to 5,000 shares of Common Stock, the purchase of which would provide options with a $12.50 exercise price at a rate of eight options for each share of Common Stock purchased during a specified period. Mr. Hogan elected not to purchase shares and Mr. Korell has purchased the full 5,000 shares.

(4)    Mr. Korell resigned effective April 11, 1997.

(5) Mr. Pew was promoted to Senior Vice President - Exploration effective March 16, 1997.

OPTION/SAR GRANTS

   The following table sets forth certain information with respect to options granted in 1996 under the 1983 and 1994 Plans to the executive officers named in the Summary Compensation Table.

                                                                                              Potential
                                  Number of                                               Realizable Value
                                  Shares of                                               at Assumed Annual
                                   Common      % of Total                                Rates of Stock Price
                                    Stock       Options                                    Appreciation for
                                  Underlying   Granted to   Exercise                          Option Term
                                   Options    Participants    Price      Expiration      -----------------------
         Name                      Granted      in 1996     ($/Share)     Date (1)         5%           10%
-------------------------        ---------      -------     ---------    --------        -----------------------
Mark Andrews                        78,850       11.9%        $11.50      02/13/2006     $570,266     $1,445,166

John M. Hogan                      100,000       15.1%         11.50      02/13/2006      723,229      1,832,804

Harold M. Korell                    70,000       10.6%         11.50      02/13/2006      506,260      1,282,963

Robert R. McBride, Jr.              35,000        5.3%         11.50      02/13/2006      253,130        641,481

Elliott Pew                         35,000        5.3%         11.50      02/13/2006      253,130        641,481

--------------------------

(1) Granted on February 13, 1996. No more than one quarter of the options vest on each anniversary date of the grant; the options remain outstanding for a period of 10 years.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE TABLE

       The following table provides information with respect to the option exercises in 1996 by the executive officers named in the Summary Compensation Table and unexercised options to purchase Common Stock held by the executive officers named in the Summary Compensation Table at December 31, 1996.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL
                                    YEAR-END OPTION/SAR VALUES

                                                            Number of Securities        Value of Unexercised
                                                          Underlying Unexercised        In-the-Money Options/
                                                           Options/SAR's Held at               SAR's at
                            Shares                            December 31, 1996         December 31, 1996 (1)
                           Acquired       Value          --------------------------   --------------------------
Name                     On Exercise     Realized        Exercisable  Unexercisable   Exercisable  Unexercisable
----                     -----------     --------        -----------  -------------   -----------  -------------
Mark Andrews                   0            $ 0            94,100       155,900          $244,100    $581,875

Harold M. Korell               0              0            41,625       105,813           138,422     436,711

John M. Hogan                  0              0            21,625       115,813            68,422     501,711

Robert R. McBride, Jr.     3,875         50,859             5,000        41,938            17,500     180,570

Elliott Pew                    0              0             8,875        41,938            28,641     180,570

--------------------------

(1) Based on the closing price of the Common Stock on the American Stock Exchange on December 31, 1996 of $16.00.

AGREEMENTS WITH CERTAIN EXECUTIVE OFFICERS AND KEY EMPLOYEES

  American has entered into severance agreements with certain of its executive officers and key employees and an employment agreement with the Chief Executive Officer providing for certain payments and other benefits upon the involuntary termination of the employment of such persons, including their constructive termination following a Change in Control, as defined in such agreements, of American. The severance and employment agreements are intended to promote the retention of such persons in the service of American by providing them with an extra measure of financial security. The agreements provide that, upon involuntary termination, Mark Andrews, the Chief Executive Officer, shall receive cash payments equal to three times an amount equal to the sum of his base annual salary plus the average amount of the bonuses paid to him in the last three fiscal years of the Company; each of John Hogan and Harold Korell, Senior Vice Presidents, shall receive cash payments equal to two times (three times in the event of a Change in Control) an amount equal to the sum of their respective base annual salaries plus the average amount of the bonuses paid to each individual in the last three fiscal years of the Company; and each of Cindy Gerow, Harry Harper, Robert McBride, Frank Murphy and Elliott Pew, Vice Presidents, shall receive cash payments equal to one times (two times in the event of Change in Control) an amount equal to the sum of their respective base annual salaries plus the average of the bonuses paid to each individual in the last three fiscal years of the Company. Such persons will also receive: (i) six months of medical and dental insurance benefits (except the disability coverage) at the expense of American followed by 18 months of reimbursement for payments made by such persons for medical and dental insurance continuation coverage in connection with rights conferred under the Consolidated Omnibus Budget Reconciliation Act of 1985, (ii) vesting of awards under the Company's stock compensation plans and Phantom Plan and (iii) extension by six months of the exercise period for options. In addition to the termination benefits described above, the employment agreement with Mr. Andrews:
(i) provides for an initial term of three years which automatically renews for one year periods unless the Board of Directors gives written notice or the agreement is otherwise terminated in accordance with its provisions, (ii) summarizes Mr. Andrews' duties, which may be changed with the mutual consent of the Board of Directors and Mr. Andrews, (iii) sets his base salary at $310,000,
(iv) entitles him to participate in the bonus and other benefits plans available to executives of the Company, (v) entitles him to $2,500,000 of life insurance at the Company's expense and (vi) provides that Mr. Andrews may, under certain circumstances, perform post-employment consulting services and receive a reduced severance payment. The agreements do not provide for any benefits in the event of a termination for cause. The severance agreements provide for reduction of benefits under certain circumstances to avoid excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Until the fourth quarter of 1996, New York Life Insurance Company ("New York Life") had been a major stockholder of the Company, owning almost 10% of American's voting stock. As of December 31, 1996, New York Life owned approximately 4.5% of American's voting stock, as calculated pursuant to Rule 13d-3(d)(1) under the 34 Act. New York Life and one of its wholly owned subsidiaries were investors in certain of American's institutional property acquisition programs (the "APPL Programs") which were dissolved in 1995. Further, in April 1994, New York Life established a $40.0 million nonrecourse secured credit facility in favor of a wholly owned subsidiary of American to be used to acquire interests in the APPL Programs. Under the terms of the facility, American's subsidiary paid a commitment fee of $200,000 and financing fees of 1.25% of funds advanced and advances accrued interest at rates varying from 3% to 6% over the 30-day AI/PI commercial paper rate over the one-year term of borrowings under the facility. During 1994, the Company's subsidiary borrowed approximately $32.0 million under this facility and made interest and financing fee payments aggregating $1.4 million. In early 1995, this facility was retired using existing capacity on the Company's bank credit facility.

  In mid-1990, American agreed to act as liquidator for New York Life in connection with New York Life's investment in a partnership managed by another oil company. In December 1993, American and New York Life's subsidiary, New York Life Resources, Inc., formed Ancon Partnership Ltd., a Texas limited partnership ("Ancon"), into which New York Life Resources, Inc., as a limited partner, contributed these properties and American, as general partner, purchased a 20% interest for $1.5 million. In May 1995, New York Life and certain affiliates transferred certain of its limited partner's interests in the APPL Programs to Ancon. The Company acquired a 20% interest in these properties for approximately $6.7 million in cash. In December 1996, the Company acquired the remaining 80% interest in these properties for approximately $12.9 million.

  Wholly owned subsidiaries of New York Life and of American act as general partners of the NYLOG Programs, a series of producing property acquisition partnerships which were offered to the public through registered representatives of New York Life and several other broker dealers. As previously reported by the Company, American, American Exploration Production Company ("AEPCO"), a wholly owned subsidiary of the Company, New York Life and several of its subsidiaries, including NYLIFE Equity Inc. ("NYLIFE"), were named in litigation with investors in the NYLOG Programs. In connection with this litigation, the Company, AEPCO and NYLIFE entered into an indemnity agreement in February 1996 (the "Indemnity Agreement"), pursuant to which NYLIFE agreed to indemnify the Company and AEPCO from and against any and all judgments or settlements entered or reached in such litigation or any subsequent lawsuits by investors in the NYLOG Programs based on claims and factual allegations substantially similar to those contained in the original complaints filed. Pursuant to the Indemnity Agreement, NYLIFE has assumed control of the joint defense of these litigations at NYLIFE's expense, including, but not limited to, any settlement discussions or settlements. Additionally, pursuant to the Indemnity Agreement, the Company and AEPCO agreed that upon a settlement of the litigation and in connection therewith the assets of the NYLOG Programs are sold in liquidation of the NYLOG Programs, the Company and AEPCO will be allocated 5% (which represents AEPCO's initial capital contribution percentage) of revenues and net proceeds from the sale of properties effective from and after February 1, 1996. In July 1996, liquidation of the NYLOG Program was approved by the limited partners. The Company expects to complete the liquidation and dissolution of the NYLOG Programs in the second quarter of 1997.

  During 1996, Nitze-Stagen & Company, Inc., of which Peter P. Nitze, a director of American, is Chairman, performed financial consulting services for American. American paid this company $20,000 for such services rendered during 1996. During 1996, American paid John H. Moore, a director of American, $5,000, and Robert Danos, a director of American, $11,250, for petroleum consulting services.

COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

  GENERAL. The Compensation Committee of the Board of Directors establishes corporate policy on the compensation of the Company's employees, including its executive officers. The Committee's recommendations relating to the compensation of executive officers are subject to the approval of the full Board of Directors. The primary components of the Company's executive compensation program are base salary, cash bonus and long-term equity-related incentives. During 1996, the Compensation Committee held five meetings.

  BASE SALARIES. In December 1996, the Committee reviewed the base salaries of the executive officers. Based on individual performance and the desire to pay competitive base salaries, the Committee adjusted the base salaries of the executive officers to compensate for inflation and in certain cases for merit and expanded responsibilities.

  CASH BONUSES. Cash bonuses are paid to reward executives for achieving specific corporate financial performance objectives and for favorable performance of the price of the Company's Common Stock relative to that of a peer group comprised of publicly traded independent oil and gas companies deemed comparable to the Company.

  Corporate financial performance with respect to specific objectives ("CFP") is determined based upon actual results compared to threshold, target and maximum performance levels established by the Committee at the beginning of each year. For 1996, the CFP's objectives related to: (i) cash flow per share; (ii) proved reserve value added per dollar of cost incurred; (iii) income before taxes; (iv) lease operating and general and administrative expenses as a percent of oil and gas revenues, and (v) annual oil and gas production volumes. If maximum performance levels were achieved, the Chief Executive Officer, Senior Vice Presidents, and other executive officers would earn CFP cash bonuses equal to 60%, 40% and 20%, respectively, of their base salary. If, however, threshold performance levels were not achieved, no CFP bonus would be paid to any executive officer.

  Executive officers also had the opportunity to earn a cash bonus based upon the performance of the Company's Common Stock price relative to that of its peer group determined by the Committee. If the increase in the market price of the Common Stock during 1996 ranked in the 75th percentile or greater relative to the increase in the market price of the stock of the peer group, a maximum pool equal to $539,000 would have been available for bonus awards by the Committee. No pool for cash bonuses would have been available for a percentile ranking of less than 12.5%. During 1996, the price of the Common Stock as quoted on the American Stock Exchange increased from $11.375 at December 31, 1995 to $16.000 at December 31, 1996, an increase of 41%, and placed the Company in the 61st percentile of common stock price performance experienced by the peer group.

  Actual bonus awards totaled $685,000 of which $235,000 was awarded to the Chief Executive Officer, $100,000 to the Senior Vice President-Operations, $100,000 to the Senior Vice President and Chief Financial Officer and an aggregate of $250,000 to the other executive officers.

  LONG-TERM EQUITY-RELATED INCENTIVES. The long-term equity-related component of compensation consists of stock option grants and participation in the Company's 401(k) Plan. Newly-hired executive officers are generally granted a base level of stock options. While not committed to any particular pattern or timing, the Committee generally follows a practice of making periodic grants of additional stock options. Participation in the 401(k) Plan is available to all employees scheduled to work at least 20 hours a week, with the Company matching a portion of the employee's contribution through contributions of Common Stock.

  As reported last year, in connection with the adoption of the 1994 Plan, the three senior officers of the Company were previously provided with market median levels of stock options, with the right to receive additional options based upon shares of Common Stock purchased, and the remaining individuals listed in the Compensation Table, were granted options at approximately the 75th percentile option levels maintained by companies reviewed by the compensation consultant in 1994. In connection with a review conducted by the Committee of options held by members of management in early 1996 and in view of the continuing shift in compensation to long-term equity incentives reported generally with respect to publicly traded companies, members of senior management were granted additional options to maintain management at approximately the 75th percentile of option levels maintained by the companies surveyed by the Committee. In adopting the 1994 Plan, the Committee determined, and continues to believe, that long-term stability of the Company will be served more effectively by a closer identification of management's interests with those of the stockholders by providing equity based compensation.

  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. With respect to 1996, the Compensation Committee awarded Mr. Andrews, the Chairman and Chief Executive Officer, a bonus of $235,000. This award was ratified by the full Board of Directors. The bonus reflected the Committee's consideration of the Company's progress based on specific factors including increased cash flow per share, reductions in lease operating and general and administrative expenses as a percent of revenues, acquisitions completed, the public offering carried out in the last quarter of 1996 and the leadership Mr. Andrews has shown over the past year. For additional factors considered, see "Cash Bonuses" above.

  SECTION 162(m). The Compensation Committee has not adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Committee currently does not anticipate that the compensation of any executive officer during 1997 will exceed the limits on deductibility for 1997. In determining a policy for future periods, the Committee would expect to consider a number of factors, including the tax position of the Company, the materiality of amounts likely to be involved and any potential ramifications of the loss of flexibility to respond to unforeseeable changes in circumstances.

  Executive compensation is an evolving field. The Compensation Committee monitors trends in this area, as well as changes in law, regulation and accounting practices, that may affect either its compensation philosophy or its practices. Accordingly, the Committee reserves the right to alter its approach in response to changing conditions.

  Compensation Committee of the Board of Directors,
  Irvin K. Culpepper, Jr.
  Harry W. Colmery, Jr.
  John H. Moore

PERFORMANCE GRAPH

  The following graph presents a five-year comparison of the yearly change in the cumulative total return of the Common Stock with the cumulative total return of the American Stock Exchange ("AMEX") Market Value Index and the Dow Jones Oil- Secondary Index. The graph assumes $100 was invested on December
31, 1991, in the Common Stock and in each of the two other indices.   The graph
also assumes the reinvestment of all dividends. Stock price performance shown on the graph is not necessarily indicative of future price performance.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        AMONG AMERICAN EXPLORATION COMPANY, THE AMEX MARKET VALUE INDEX
                    AND THE DOW JONES OIL - SECONDARY INDEX

                                             CUMULATIVE TOTAL RETURN
                                   --------------------------------------------
                                   12/91   12/92   12/93  12/94   12/95   12/96

AMERICAN EXPL CO          AX        100      65      53     38      46      64
AMEX MARKET VALUE         IXAX      100     101     121    110     139     148
DJ OIL - SECONDARY        IOIS      100     101     112    108     125     154

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1996, Irvin K. Culpepper, Jr., Harry W. Colmery, Jr. and John H. Moore served, and currently are serving, as members of the Compensation Committee of the Board of Directors.

  During 1996, American paid John M. Moore $5,000 for petroleum consulting services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the 34 Act requires American's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities ("Ten Percent Owners"), to file with the SEC and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of American. Such officers, directors and Ten Percent Owners are required by SEC regulations to furnish American with copies of all Section 16(a) forms they file.

  To American's knowledge, based solely on review of the copies of such reports furnished to American and written representations that no other reports were required, during the fiscal year ended December 31, 1996, the executive officers, directors and Ten Percent Owners complied with all applicable Section 16(a) filing requirements, except that a report covering a sale of shares of Common Stock was inadvertently filed late by Mr. Harry Harper and reports covering exercises of options to purchase shares of Common Stock were inadvertently filed late by Messrs. Robert McBride and Steve Mueller.

OTHER BUSINESS

  Management does not intend to bring any business before the Annual Meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented at the Annual Meeting by others. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

ANNUAL REPORT

  American's 1996 Annual Report to Stockholders, including consolidated financial statements for the year ended December 31, 1996, accompanies these proxy solicitation materials. The 1996 Annual Report to Stockholders is not part of these proxy solicitation materials.

STOCKHOLDER PROPOSALS

  Proposals intended to be presented by stockholders at American's 1998 Annual Meeting must be received by American, at the address set forth on the first page of this proxy statement, no later than December 19, 1997 in order to be included in American's proxy materials and form of proxy relating to that meeting. Stockholder proposals must also be otherwise eligible for inclusion.

P
R                        AMERICAN EXPLORATION COMPANY
O
X            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Y             FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                 May 21, 1997

   The undersigned hereby appoints John M. Hogan and T. Frank Murphy, jointly and severally, proxies, with full power of substitution and with discretionary authority, to vote all shares of Common Stock and Depositary Shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Exploration Company ("American") to be held on Wednesday, May 21, 1997, at the Doubletree Hotel, 400 Dallas, Houston, Texas, at 10:00 a.m., or at any adjournment thereof, hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTORS NAMED BELOW AND FOR THE APPROVAL OF ARTHUR ANDERSEN LLP AS AMERICAN'S ACCOUNTANTS FOR 1997.

   The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Annual Meeting.

1. ELECTION OF DIRECTORS, NOMINEES:
   Mark Andrews, Harry W. Colmery, Jr., Irvin K. Culpepper, Jr.,
   Walter J.P. Curley, Robert M. Danos, Phillip Frost, M.D., Peter G. Gerry,
   H. Phipps Hoffstot, III, John H. Moore and Peter P. Nitze as directors, except as indicated below; or

             / / FOR             / / WITHHELD

   For, except vote withheld from the following nominee(s):

   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------

2. APPROVAL OF THE APPOINTMENT OF Arthur Andersen LLP AS AMERICAN'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 1997

       / / FOR         / / AGAINST          / / ABSTAIN

3. With discretionary authority as to such other matters as may properly come before the meeting




                           Signature(s)                       Date
                                       --------------------        ------------

                           Signature(s)                       Date
                                       --------------------        ------------

                           Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.